FOR IMMEDIATE RELEASE For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com
Northeast Bancorp Releases Annual Results

Lewiston, MAINE (August 11, 2009) - Northeast Bancorp (NASDAQ: NBN), the parent Company of Northeast Bank (www.northeastbank.com), released its fiscal year end results. Overall revenues net of interest expense were $28,318,726 for year ended June 30, 2009, an increase of 13% over revenues for the same period in 2008.

The increase in net revenues was attributable to the Company’s growth in noninterest income, particularly insurance brokerage commissions and gains on loan sales, and an improved net interest margin, resulting from a more favorable deposit pricing mix.

The Company reported net income of $958,989, or $0.36 per diluted common share, for the year ended June 30, 2009 compared to earnings of $1,931,289, or $0.82 per diluted common share for the prior year. For the quarter ended June 30, 2009, net income was $208,929, or $0.06 per diluted common share, compared to earnings of $426,127, or $0.18 per diluted common share, for the prior quarter.

Jim Delamater, President and CEO said, "Despite the economic downturn we continue to experience a high demand for our products and services, especially in the mortgage and insurance lines of business. Our long-term plan is focused on growing revenues and creating a strong Northeast brand in the marketplace as the one-stop shop for financial products."

"We recognize the true value of a financial institution is the strength of its balance sheet and, thus, we have implemented comprehensive credit risk management practices that put the Company in a more favorable position to lend when others may be forced to pull back. In addition, we invested heavily in technology and training initiatives and expanded our reach into product and market areas that hold a greater promise for growth."

Over this past year, the Company completed its 8th insurance agency purchase since fiscal 2005, acquiring Goodrich Insurance Associates in Berwick, ME, continued to expand its mortgage lending operations, opened a loan production office in New Hampshire, introduced mobile banking and launched a variety of new retail products, including the new Northeast Bank Blue Sky Checking product (www.northeastbank.com/bluesky/).

The reduction in net income for the year was attributable to a variety of factors, including an increase in noninterest expense of $3,299,000, an increase in the provision for loan losses of $1,332,000, a decrease in investment brokerage income of $634,000, a one-time investment securities impairment expense of $330,000 and the one-time FDIC assessment of $275,000.

These items were partially offset by increases in net interest income of $2,440,000 and in gains on sales of loans of $904,000. For the year ended June 30, 2009, the net interest margin increased 29 basis points to 2.99% from 2.70% for the prior year. During the fourth quarter of fiscal year 2009, the Company's net interest margin increased 23 basis points to 3.04% from 2.81% in the fourth quarter of 2008. The increase reflects a growth in core deposits and a more favorable rate environment. Noninterest income increased 15% over the fourth quarter 2008 and 7% over the year end 2008 when compared to the prior year.

Excluding amortization of intangible expense, earnings per diluted share were $0.12 for the quarter ended June 30, 2009 and $0.23 for the quarter ended June 30, 2008. On the same basis, for the fiscal years ended June 30, 2009 and 2008 earnings per diluted share were $0.57 and $0.98, respectively. See footnote at the end of this release under the heading "Supplemental Reporting of Non-GAAP-Based Financial Measures."

"Over the past year, we continued to focus heavily on protecting the integrity of our balance sheet with the continued commitment to credit and interest rate risk management. As a result, we made the decision to exit the indirect lending market, further diversified our portfolio and implemented a policy of re-underwriting all commercial credits, even if it meant classifying more loans as non-performing," continued Delamater. "I feel proud that we had the courage to make the hard choices with our credit portfolio and reserves. The good news is that we are presently lending at record levels, while never abandoning our traditional credit standards."

At June 30, 2009, the loan loss reserve totaled $5,764,000. During the year $2,167,515 in loan loss provisions were offset by $2,059,515 in net charge offs, resulting in a net increase in the reserve from year to year of $108,000. With the decrease in total loans outstanding, the loan loss reserve coverage ratio of the allowance for loan losses to total loans increased from 1.39% to 1.47%.

Total assets were $598.1 million at year end, compared to $598.3 million at the end of fiscal year 2008. Book value per common share was $18.57. The Company remains well capitalized, with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 13.23%, 11.81% and 8.12%, respectively, at June 30, 2009. At June 30, the Bank had risk-based capital ratios above regulatory well capitalized levels. During the fourth quarter, core deposits increased $23.7 million, a 7% increase over the level at June 30, 2008, which improved the Company’s overall liquidity and cost of funds.

Delamater said, "We have maintained sufficient capital levels to support our current strategic direction. Although our current net income is adversely affected by aggressively increasing our reserves, we believe that aggressively increasing our allowance for loan losses is appropriate given the current concerns over credit quality in the marketplace."

"We continue to see healthy growth in both insurance brokerage revenue and from gain on loan sales. With the current market volatility, however, we are experiencing, as expected, a downturn in investment commission income," noted Delamater. "Management and the Board of Directors have chosen a direction for the company’s future: implementing a full product and service diversification plan balanced against conservative and prudent risk management practices that we believe protects the organization and enhances our ability to take advantage of what we believe will be significant market opportunities in the near future."

About Northeast Bancorp

Northeast Bancorp (NASDAQ: NBN) is the holding Company for Northeast Bank, a leader in delivering one-stop shopping for financial services. Headquartered in Lewiston, Maine, Northeast Bank, together with its wholly owned subsidiary Northeast Bank Insurance Group, Inc. derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments. Northeast Bank operates eleven traditional bank branches, fourteen insurance offices, three investment centers and a loan production office that serve seven counties in Maine and two in New Hampshire. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by contacting 1-800-284-5989.

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This communication contains certain "forward-looking statements". Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. These statements speak only as of the date of this release and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2008.

IMPORTANT NOTE

: Securities and Advisory Services offered through Commonwealth Financial Network, Member FINRA, SIPC, a Registered Investment Advisor. Securities are not FDIC insured, not bank obligations or otherwise bank guaranteed and may lose value. Northeast Financial is located at 202 Rte 1, Suite 206, Falmouth ME 04105
Supplemental Reporting of Non-GAAP-based Financial Measures

This press release contains certain financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). Northeast’s management uses these non-GAAP measures in its analysis of the Company's performance. The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Northeast’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Earnings per share excluding amortization of customer list and intangibles is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is earnings per share which is calculated using GAAP-based amounts. We calculate earnings per share excluding amortization of customer list and intangibles by excluding the amortization expense for the amortization of customer list and other intangibles recorded in connection with the acquisitions of insurance agencies from our calculation of earnings per share. Management uses earnings per share excluding amortization of customer list and intangibles in order to review our core operating results. Management believes that this is a better measure of our performance. A reconciliation of earnings per share to earnings per share excluding amortization of customer list and intangibles is set forth below.

Amounts in thousands except per share amounts	Three Months Ended June		Twelve Months Ended June
	2009	2008	2009	2009
Earnings excluding intangible Amortization
Net income	$209	$426	$959	$1,931
Add back intangible expense, net of tax	120	116	489	399
Adjusted net income	$329	$542	$1,448	$2,330

Adjusted net income available to common shareholders	$269	$542	$1,314	$2,330
Adjusted basic earnings per common share	$0.12	$0.23	$0.57	$0.99
Adjusted diluted earnings per common share	$0.12	$0.23	$0.57	$0.98

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,		%	June 30,		%
	2009	2008	Change	2009	2008	Change
Selected financial information

Income statement data:

Interest income	$8,182	$8,572	-5%	$33,766	$35,397	-5%
Interest expense	3,895	4,790	-19%	16,980	21,051	-19%
Net interest income	4,287	3,782	13%	16,786	14,346	17%
Provision for loan losses	525	179	193%	2,168	836	159%
Net interest income after provision for loan losses	3,762	3,603	4%	14,618	13,510	8%

Gain on sale of loans	556	182	205%	1,519	615	147%
Gain on securities, net	350	34	929%	268	293	-9%
Investment brokerage income	313	558	-44%	1,589	2,223	-29%
Insurance agency income	1,392	1,411	-1%	5,865	5,364	9%
Other noninterest income	579	591	-2%	2,292	2,308	-1%
Noninterest Income	3,190	2,776	15%	11,533	10,803	7%
Noninterest expense	6,753	5,886	15%	25,153	21,854	15%
Operating income before income tax	199	493	-60%	998	2,459	-59%
Income tax (benefit) expense	(10)	67	-115%	39	528	-93%
Net income	$209	$426	-51%	$959	$1,931	-50%
Net income available to common stockholder	$148	$426	-65%	$825	$1,931	-57%

Per share data:
Basic earnings per common share	$0.06	$0.18	-67%	$0.36	$0.82	-56%
Diluted earnings per common share	$0.06	$0.18	-67%	$0.36	$0.82	-56%
Weighted average shares outstanding:
Basic	2,321,332	2,315,182	0%	2,319,830	2,352,484	-1%
Diluted	2,321,617	2,322,869	0%	2,321,929	2,366,340	-2%

Book value per share	$18.57	$17.40		$18.57	$17.40
Tangible book value per share	$13.05	$11.85		$13.05	$11.85

Net interest margin	3.04%	2.81%		2.99%	2.70%
Net interest spread	2.80%	2.52%		2.75%	2.38%
Return on average assets (annualized)	0.14%	0.29%		0.16%	0.33%
Return on equity (annualized)	1.72%	4.01%		2.14%	4.63%
Tier I leverage ratio (Bank)	7.72%	7.06%		7.72%	7.06%
Tier I risk-based capital ratio (Bank)	11.26%	9.60%		11.26%	9.60%
Total risk-based capital ratio (Bank)	12.51%	10.85%		12.51%	10.85%
Efficiency ratio	90%	90%		89%	87%
Nonperforming loans	9,894	7,703		9,894	7,703
Total nonperforming assets	10,567	8,381		10,567	8,381
Nonperforming loans as a % of total loans	2.51%	1.88%		2.51%	1.88%
Nonperforming assets as a % of total assets	1.77%	1.40%		1.77%	1.40%

	June 30,		%
	2009	2008	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$148,410	$134,483	10%
Loans held for sale	2,437	486	401%
Loans	393,651	409,194	-4%
Allowance for loan losses	5,764	5,656	2%
Goodwill & intangibles	12,802	12,835	0%
Total assets	598,148	598,274	0%

Deposits:
NOW and money market	83,515	70,138	19%
Savings	19,079	19,906	-4%
Certificates of deposits	239,658	225,590	6%
Brokered time deposits	10,906	12,597	-13%
Noninterest-bearing deposits	32,228	35,143	-8%
Total deposits	385,386	363,374	6%

Borrowings	162,389	186,830	-13%
Stockholders' equity	47,317	40,273	17%

Shares outstanding	2,321,332	2,315,182	0%